SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 Amendment No. 1

                                   FORM 8-A/A
                                   ----------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               Celsion Corporation
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                  Delaware                            52-1256615
------------------------------------------   --------------------------------
          (State of Incorporation                  (IRS Employer
              or Organization)                   Identification no.)

10220-I Old Columbia Road, Columbia, Maryland                 21046-1705
---------------------------------------------     ------------------------------
   (Address of principal executive offices)                   (Zip Code)

If this form relates to the                 If this form relates to the
registration of a class of                  registration of a class of
securities  pursuant                        securities  pursuant
to Section 12(b) of the                     to Section 12(g) of the
Exchange  Act  and is                       Exchange  Act  and is
pursuant to General  Instruction            pursuant to General  Instruction
A.(c),  please check the                    A.(d),  please check the
following box. [ ]                          following box. [ ]


Securities Act registration statement
file number to which this form relates:
                                               --------------------------
                                                     (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                 Name of Each Exchange on Which
         to be Registered                     Each Class is to be Registered
-------------------------------------    --------------------------------------


-------------------------------------    --------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
--------------------------------------------------------------------------------
                                (Title of Class)

                                       1

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         Explanatory   Note:  This  Amendment  No.  1  amends  the  Registration
Statement on Form 8-A of Celsion Corporation (the "Company") filed with the Securities and Exchange Commission ("SEC") on September 19, 2002 (as so amended, the "Registration Statement") in connection with the Company's listing of its Preferred Share Purchase Rights on The American Stock Exchange. Capitalized terms used herein and not defined have the meanings ascribed thereto in the Registration Statement as originally filed.

          This Amendment No. 1 is being filed to reflect the amendment of the first sentence of the definition of "Acquiring Person" in Section 1(a) of the Rights Agreement, and to include as an exhibit to the Registration Statement Amendment No. 1 to Rights Agreement, dated as of August 15, 2002, effective as of January 16, 2003 (the "First Amendment"). Except as amended hereby, there are no other changes to the Registration Statement.

Item 1.  Description of Securities to be Registered

         Effective as of January 16, 2003, the Company effected the First Amendment. Pursuant to the First Amendment, the definition of "Acquiring Person" appearing in Section 1(a) of the Rights Agreement has been amended to provide the following additional exclusion to the definition of "Acquiring Person", subsequent to item (iii) of the first sentence of that Section, to be numbered as item (iv) of such sentence:

                  (iv) Boston Scientific Corporation ("BSC") shall not become an "Acquiring Person" as the result of the acquisition of shares of Common Stock by BSC solely (a) pursuant to that certain Transaction Agreement, dated as of January 20, 2003, by and between the Company and BSC (the "BSC Transaction Agreement") and (b) pursuant to a stock dividend on, subdivision of, or similar proportionate adjustment in (collectively, an "Adjustment"), the shares of Common Stock received pursuant to the BSC Transaction Agreement, provided, however, that if BSC shall become the Beneficial Owner of an aggregate of 15% or more of the shares of Common Stock then outstanding by reason of share acquisitions other than pursuant to the BSC Transaction Agreement or an Adjustment in the shares received pursuant thereto (provided that such aggregate may include shares of Common Stock acquired pursuant to the BSC Transaction Agreement or any Adjustment), then BSC shall be deemed to be an "Acquiring Person".


         The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of (a) the Rights Agreement, which is attached as Exhibit 4.1 to the Registration Statement, as originally filed, and incorporated herein by reference, and (b) the First Amendment to Rights Agreement attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 2.  Exhibits

Exhibit No.       Description

4.1 * Rights Agreement dated as of August 15, 2002, between Celsion Corporation and American Stock Transfer & Trust Company, which includes as Exhibits A, B and C, respectively, the Form of Certificate of Designations for the Series C Junior Participating Preferred Stock, the Form of Right Certificate, and a Summary of the Rights (incorporated by reference to Celsion Corporation's Current Report on Form 8-K filed August 21, 2002)

4.2 ** First Amendment to Rights Agreement dated as of August 15, 2002 between Celsion Corporation and American Stock Transfer & Trust Company, as Rights Agent, effective as of January 16, 2003.

* Previously filed by Celsion Corporation on Form 8-A on September 19, 2002. ** Filed herewith.

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





                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


        CELSION CORPORATION

           By:  /s/  Anthony P. Deasey
                ---------------------------------------------------------
                     Anthony P. Deasey
                     Executive Vice President--Finance and Administration and Chief Financial Officer

                                       4


Date:    February 11, 2003

                                  EXHIBIT INDEX


Exhibit No.       Description

4.1 * Rights Agreement dated as of August 15, 2002, between Celsion Corporation and American Stock Transfer & Trust Company, which includes as Exhibits A, B and C, respectively, the Form of Certificate of Designations for the Series C Junior Participating Preferred Stock, the Form of Right Certificate, and a Summary of the Rights (incorporated by reference to Celsion Corporation's Current Report on Form 8-K filed August 21, 2002)

4.2 ** First Amendment to Rights Agreement dated as of August 15, 2002 between Celsion Corporation and American Stock Transfer & Trust Company, as Rights Agent, effective as of January 16, 2003.

* Previously filed by Celsion Corporation on Form 8-A on September 19, 2002. ** Filed herewith.

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